19 Briar Hollow Lane, Suite 263
Houston, Texas 77027-2819
(713) 552-9800
FAX (713) 552-9700
www.batemanmcduffie.com

Updated letter prepared April 16, 2010,
To be effective as of December 23, 2009

By Fax and Regular Mail:  202.772.9252
SEC – Office of the Chief Accountant
Attn:     SECPS Letter File
Securities and Exchange Commission
Mail top 6561
100 F Street, NE
Washington, DC 20549

By E-Mail and Regular Mail
Mr. John J. Lennon
President
UV Flu Technologies, Inc.
(Formerly Northwest Chariots Incorporated)
1694 Falmouth Road, Suite 147
Centerville, MA 02632-2933

Ladies/Gentlemen:

We were previously principal accountants for UV Flu Technologies, Inc., formerly Northwest Chariots Incorporated, (Commission File Number 000-53306), and we issued our report dated December 26, 2008 on the financial statements of Northwest Chariots Incorporated as of September 30, 2008, and 2007 and for the each of the two years then ended, and for the period from inception, April 4, 2006, through September 30, 2008.

We have read the AMENDED From 8-K/A dated December 23, 2009, provided to us on April 12, 2010 and we concur with the information shown therein.

We confirm we had no disagreements with UV Flu Technologies, Inc., formerly Northwest Chariots Incorporated, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the period from inception, April 4, 2006, through September 30, 2008, nor for the period from September 30, 2008 to December 23, 2009.

Very truly yours,

Bateman McDuffie, Inc.
(Formerly known as Bateman & Co., Inc., P.C.)

International Associate
UK 200 GROUP
Associates Offices in Principal Cities Around The World